EXHIBIT 10.1

Business Consulting Agreement

This Business Consulting Agreement (the “Agreement”) is entered into September 19, 2019 and by and between:

OFS Capital Group of Shell Tower, Times Square, Causeway Bay, Hong Kong, represented by Nils A. Ollquist

(“Consultant”)

and

Graphene & Solar Technologies Limited

88 Lorimer st

Docklands, Victoria 3008, Australia

(“Company”)

This Agreement relates to services to be performed by the Consultant commencing on 19 September, 2019 and continuing for a period of 12 (twelve) months, and shall be deemed effective as of September 19, 2019. The terms of this Agreement reflect, and reduce to writing, the substance of the agreement reached between the Consultant and the Company.

WITNESSETH

WHEREAS, Consultant provides consultation and advisory services relating to business and financial matters; and,

WHEREAS, the Company desires to be assured of the services of the Cosultant order to avail itself of the Consultant’s experience, skills, knowledge and abilities with respect to the management and operation of a US listed company, including development and maintenance of a satisfactory liquidity and fund raising platform to ensure availability of adequate capital for execution of the Company’s business plan. The Company is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services: Effective as of the date hereof, the Company hereby engages and Consultant hereby agrees to act in the capacity of Director and Chief Executive Officer (“CEO”) of the Company and to provide any and all services necessary to discharge such a role, including coordination and management of the responsibilities and obligations arising from the Company’s public listed status. Consultant also agrees to use best efforts to arrange fund raising totaling at least US$1 million within a period of 180 days of the date hereof.

Further, Consultant agrees to work closely with the Chairman to ensure successful development of the Company’s mining and processing activities in Australia. Consultant acknowledges that, despite the US domicile of the Company, the majority of services to be provided pursuant to the Agreement (at least 75%), will be undertaken in Australia with travel to the US as and when required.

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2.	Payment: In consideration for the services rendered under this agreement, the Company agrees to compensate Consultant as follows:

•	Annual salary of A$150,000 to be accrued monthly, with an·initial payment of A$10,000 to be made on execution of this agreement. Subsequent monthly payments will be accrued, with payment to be made on availability of an initial tranche of funding received by the Company.

•	10,000,000 (ten million) common shares of the Company (either free trading or with full registration rights attached thereto), to be reserved and issued within 60 days of the date hereof.

•	Other compensation, from time to time, as mutually agreed by the parties.

3.	Term and Termination: The term of this Agreement shall be effective on September 19, 2019 and shall continue in effect for a period of twelve months thereafter. This Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. The Company or Consultant may cancel this Agreement on thirty (30) days written notice, at which time no further obligations will be due from either party.

4.	Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by Consultant. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors.

5.	Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to and obtained during Consultants’ engagement shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally through no fault of Consultant. All documents containing confidential information provided to Consultant by the Company shall clearly and conspicuously be mark with the word “Confidential.”

6.	Governing Law: This Agreement shall be governed by and construed·in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof or actual domicile parties. Any dispute arising out of this Agreement shall be resolved in the courts sited in Nevada, to the exclusion of all other venues.

7.	Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

8.	Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

9.	Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

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IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

Graphene & Solar Technologies Limited.

By:	By:	Roger May
Its:

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